Exhibit 99.1

BROCADE CONTACTS
Media Relations	Investor Relations	Ogilvy PR
Leslie Davis	Shirley Stacy	Paul Sherer
Tel: 408.333.5260	Tel: 408.333.5752	Tel: 415.677.2715
lmdavis@brocade.com	sstacy@brocade.com	paul.sherer@ogilvypr.com
BROCADE ANNOUNCES FINAL SETTLEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
SAN JOSE, Calif. — May 31, 2007, Brocade® (Nasdaq: BRCD), the leader in networked storage solutions that help enterprises connect and manage their information, today announced that the Commissioners of the Securities and Exchange Commission (SEC) have authorized the final settlement between the Company and the SEC regarding the previously-disclosed SEC investigation of the Company’s historical stock option granting practices. Without admitting or denying the allegations in the SEC’s complaint, the Company has agreed to pay a civil penalty of $7 million. Last year, in the first quarter of fiscal 2006, the Company recorded a reserve of $7 million and deposited funds in an escrow account set up specifically for that purpose.
“We are pleased the SEC has accepted Brocade’s offer of settlement and now have the investigation and matter concluded,” stated Tyler Wall, Vice President and General Counsel for Brocade.
This settlement concludes the SEC’s investigation of this matter with respect to the Company. In addition, the Company does not expect or anticipate any action by the Department of Justice with respect to the Company.
Forward Looking Statements
This press release contains a forward-looking statement regarding the fact that the Company does not expect or anticipate any action by the Department of Justice with respect to the Company. This statement is a prediction based on information available to the Company at this time and includes the risk that circumstances may change with respect to the Department of Justice. The Company does not assume any obligation to update or revise this forward-looking statement, whether as the result of new developments or otherwise.
Brocade
1745 Technology Dr., San Jose, CA 95110
T. 408.333.8000 F. 408.333.8101
www.brocade.com

About Brocade
Brocade is the leading provider of networked storage solutions that help organizations connect, share, and manage their information. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.
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Brocade, the Brocade B-wing logo, Fabric OS, File Lifecycle Manager, MyView, Secure Fabric OS, SilkWorm, and StorageX are registered trademarks and the Brocade B-weave symbol and Tapestry are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.